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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" incorporated by reference in the Registration Statement (Form S-8) pertaining to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan and to the incorporation by reference therein of our reports (a) dated January 19, 1995, with respect to the consolidated financial statements and schedules of The Sherwin-Williams Company included in its Annual Report (Form 10-K) and (b) dated June 23, 1995 with respect to the financial statements of The Sherwin-Williams Company Employee Stock Purchase and Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



Cleveland, Ohio
August 29, 1995                         ERNST & YOUNG LLP

                                        /s/  Ernst & Young LLP